Exhibit 99.1

IntelGenx Announces Successful Clinical Study for Schizophrenia

SAINT LAURENT, QUEBEC, November 3, 2014 - IntelGenx Corp. (TSX-V: IGX) (OTCQX: IGXT) (“IntelGenx” or the “Company”) today announced the successful completion of a pilot clinical study for INT0036 that demonstrated a significantly improved pharmacokinetic profile against the reference product. INT0036 is indicated for the treatment of schizophrenia and utilizes the Company’s proprietary VersaFilm™ technology.

The study data confirm that buccal absorption of the drug from the INT0036 film product results in a significantly higher bioavailability of the drug compared to oral tablets. Therapeutically relevant plasma concentrations are therefore reached significantly faster with the VersaFilm product compared to conventional tablets.

“The achievement of an improved pharmacokinetic profile, including reaching therapeutically relevant blood levels faster suggesting a potential faster onset of action, together with a shorter Tmax and a doubling of the bioavailability for the same loading, will provide patients suffering from schizophrenia with an attractive and much needed treatment alternative. The favourable pharmacokinetic profile is achieved via buccal absorption of the active pharmaceutical ingredient.” stated Dr. Horst G. Zerbe, President and CEO of IntelGenx. “Our VersaFilm™ technology allows for an improved product that we believe will offer patients significant therapeutic benefits compared to existing medications. Our scientists are working diligently to progress the product to the next stage.”

According to Datamonitor¹, sales of schizophrenia drugs across the seven major markets (the US, Japan, France, Germany, Italy, Spain, and the UK) were estimated at $5.2 billion in 2012 and by 2021, the market is forecast to grow to $6.9 billion at a compound annual growth rate (CAGR) of 3.3% . The introduction of additional atypical antipsychotic depot injections, price increases in the US, and the use of pipeline drugs targeted against negative and cognitive symptoms alongside current antipsychotic treatments, are some of the catalysts for this growth. US sales were approximately $3.7 billion in 2012 and are forecast to grow at a CAGR of 4.7% until 2021.

As announced in April 2014, the National Research Council of Canada Industrial Research Assistance Program (NRC-IRAP) is providing financial support for the development of this product.

In order to maintain our competitive advantage, we are unable to disclose further details related to this project at this time.

¹Datamonitor Healthcare schizophrenia forecast published July 13, 2012

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Horst G. Zerbe,
President and CEO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com